Exhibit 99.CODEETH

Exhibit (a)(1)

Invesco Family of ETFs

Code of Ethics for Principal Executive and Senior Financial Officers

Applicable to

Invesco Exchange-Traded Fund Trust,

Invesco Exchange-Traded Fund Trust II,

Invesco India Exchange-Traded Fund Trust,

Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust (collectively, the “Trusts”), including (unless otherwise specifically excluded), their respective series (each, a “Fund,” and collectively, the “Funds”).

Risk Addressed by Policy	Ethics Violations by Principals
Relevant Law and Other Sources	Investment Company Act of 1940; Sarbanes-Oxley Act of 2002
Effective Date	August 22, 2003
Last Amended Date	September 4, 2018

I.	PURPOSE

This Code of Ethics (the “Code”) for the series of the Trusts (with each series thereof being referred to herein as a “Fund,” and collectively as the “Funds”) applies to each Trust’s Principal Executive Officer, President, Principal Financial Officer and Treasurer (or persons performing similar functions) (collectively, the “Covered Officers,” each of whom is set forth in Exhibit A to this Code) for the purpose of promoting:

☐	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

☐

full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trusts;

☐	compliance with applicable laws and governmental rules and regulations;

☐	prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

☐	accountability for adherence to the Code.

The Code shall be administered by the chief legal officer of the Trusts (the “Chief Legal Officer”), or his or her delegate. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers1 sought by a Covered Officer must be considered by the Board of the relevant Trust or Trusts. Any question about the application of the Code should be referred to the Trusts’ Chief Legal Officer.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes, or appears to interfere, with the interests of, or his service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trusts.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trusts and already are subject to conflict of interest provisions in the Investment Company Act of 1940 as amended (“Investment Company Act”), and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” (as defined in the Investment Company Act) of the Trusts or the Trusts’ investment adviser. The Trusts’ and their investment adviser’s and any sub-adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code, unless or until the Chief Legal Officer determines that any violation of such programs and procedures is also a violation of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trusts and their investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Trusts and their investment adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trusts’ Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.

Each Covered Officer must not:

☐

use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Trusts;

☐	cause the Trusts to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trusts; or

☐

use material non-public knowledge of portfolio transactions made or contemplated for, or actions proposed to be taken by, the Trusts to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

1 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics.”

Each Covered Officer must, at the time of signing this Code, report to the Chief Legal Officer all affiliations or significant business relationships outside of the Trusts and must update the report annually.

Conflict of interest situations should always be approved by the Chief Legal Officer and communicated to the relevant Trust or Trust’s Board. Any activity or relationship that would present such a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if an immediate member of the Covered Officer’s family living in the same household engages in such an activity or has such a relationship. Examples of these include:

☐	service or significant business relationships as a director on the board of any public or private company;

☐

accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Trusts has current or prospective business dealings, not including occasional meals or tickets for theatre or sporting events or other similar entertainment; provided it is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

☐

any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof; and

☐

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

Each Covered Officer should:

☐	familiarize himself/herself with the disclosure and compliance requirements generally applicable to the Trusts;

☐

not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts’ Trustees and auditors, or to governmental regulators and self-regulatory organizations;

☐

to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Trusts and their investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts; and

☐	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

☐	upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he/she has received, read and understands the Code;

☐	annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

☐	not retaliate against any other Covered Officer, other officer or any employee of the Trusts or their affiliated persons for reports of potential violations that are made in good faith; and

☐	notify the Chief Legal Officer promptly if he/she knows or suspects of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Legal Officer shall maintain records of all activities related to this Code.

The Trusts will follow these procedures in investigating and enforcing this Code:

☐	the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him/her;

☐	if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;

☐	any matter that the Chief Legal Officer believes is a violation will be reported to the relevant Trust’s Audit Committee;

☐

if the Independent Trustees of the relevant Trusts concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer or other appropriate disciplinary actions;

☐	the Independent Trustees of the relevant Trusts will be responsible for granting waivers of this Code, as appropriate; and

☐	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, the Trusts’ investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code unless any provision of this Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Trusts’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board of each Trusts, including a majority of Independent Trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Covered Officers, the Chief Legal Officer, Independent Trustees of the relevant Trust or Trusts and the Independent Trustees’ counsel, the relevant Trust or Trusts and those Trusts’ counsel and the senior management of the investment adviser and its counsel.

VIII.	Internal Use

The Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

I have read and understand the terms of the above Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the above Code.

Exhibit A

Persons Covered by this Code of Ethics

President and Principal Executive Officer — Daniel Draper

Treasurer and Principal Financial Officer — Kelli Gallegos